FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Investor Relations:  Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2011 Second Quarter Results
BROOMFIELD, Colo. - March 10, 2011 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the second quarter of fiscal 2011 ended January 31, 2011, as well as the Company’s ski season to date metrics through March 6, 2011, and the Company’s calendar year 2011 resort capital plan.

Highlights
•	Net income attributable to Vail Resorts, Inc. of $54.6 million for the second quarter increased by $13.9 million, or 34.1%, from the second quarter of the prior fiscal year.

•
Mountain Reported EBITDA and Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) improved by 18.7% and 18.5%, respectively, for the second quarter of fiscal 2011 compared with the same period in the prior year reflecting solid growth across our resorts as well as the addition of Northstar-at-Tahoe, acquired October 2010, to the current year quarter.

•	Season-to-date skier metrics through March 6, 2011 across our six mountain resorts remain favorable, with increases in ancillary spending outpacing the growth in visitation.

•
We closed on six Ritz-Carlton residences and one One Ski Hill Place unit in the quarter; our real estate operations have generated net cash proceeds of $151.1 million since the beginning of fiscal 2011 and through March 6, 2011.

•
Net cash provided by operating activities for the Company totaled $243.7 million in the first half of fiscal 2011 and the Company’s Net Debt leverage ratio equaled 1.9 times trailing twelve months Total Reported EBITDA.

•
Calendar 2011 capital plan to include significant investment across the Company’s resorts, including a new on-mountain fine dining restaurant at Vail, a new high speed quad Rose Bowl chairlift at Beaver Creek, a second generation release of EpicMix, new family programming at Keystone, multiple renovations at our Lodging properties and several new retail stores.  Significant capital plan for Northstar-at-Tahoe that will include a new high speed lift serving expanded terrain and additional ski runs, a new 500 seat on mountain dining venue and enhancements to the base village that include an exciting new tenant mix.

Robert Katz, Chief Executive Officer, commented, “We are pleased with our performance in the second quarter of fiscal 2011, which was enhanced by an improving economy, better snow conditions, including more terrain open earlier in the season, as well as price increases supported by outstanding guest service across all of our resorts, also benefiting from many of the strategic initiatives and investments that the Company has made over the past few years.  Excluding the newly acquired Northstar-at-Tahoe, our resorts saw an 8.7% increase in skier visits in the fiscal second quarter of 2011, driven in large part by increases in visits from season pass holders, with an increase in visits per pass of approximately 11.0%.  Total lift revenue, also excluding Northstar-at-Tahoe, increased by 8.2%, reflecting the increases in visitation as well as a 7.3% increase in season pass revenue and higher pricing on lift ticket products in the current year.  Our season pass program continues to capture a larger share of our visitors, adding stability to our business model, and was instrumental in generating strong visitation and ancillary spending particularly during off-peak periods.  Total season pass sales for the 2010/2011 season, which are recorded as revenue in our second and third fiscal quarters, were up approximately 18.9% over the 2009/2010 season (up approximately 9.1% excluding Northstar-at-Tahoe).  Effective Ticket Price, or ETP, declined slightly due to the increased visitation per pass and the addition of Northstar-at-Tahoe.  Excluding season passes and Northstar-at-Tahoe, ETP increased by 7.3% due to healthy price increases across a range of lift ticket products.  We continue to be encouraged by the strong rebound in guest spending, with all major ancillary areas outpacing the growth in both lift ticket revenue and visitation.  Excluding Northstar-at-Tahoe, ski school revenue increased 11.7%, led by strong demand for private lessons, and dining revenue increased 14.4%, helped by the additions of the Tamarack Lodge at Heavenly and Ski Hill Grill at Breckenridge, as well as an earlier opening of on-mountain restaurants.  Retail/rental, also excluding Northstar-at-Tahoe, was higher by 14.4%, with strong retail sales across multiple product segments and geographies.  Mountain net revenue increased $57.3 million, or 22.0%, and Mountain Reported EBITDA increased $20.0 million, or 18.7%, which includes incremental revenue and expense of $30.1 million and $20.0 million, respectively, from Northstar-at-Tahoe.”

Commenting on the acquisition of Northstar-at-Tahoe, Katz said, “Northstar-at-Tahoe has been a great addition to our portfolio of world-class resorts and its performance in the quarter underscores the rationale for our purchase. The initial consumer response to the combination of Northstar-at-Tahoe with our Heavenly resort drove strong increases in season pass sales for both resorts, and that has translated into higher visitation and spending trends.  Northstar-at-Tahoe is currently on track to achieve a record season in terms of visitation and revenue.  We believe we are in the early stages of realizing tremendous potential at that resort and are moving aggressively to further elevate the profile of Northstar-at-Tahoe through the addition of a number of new signature amenities for the 2011/2012 ski season.”

Regarding Lodging, Katz said, "Increased visitation at our mountains also benefited our Lodging results as both group and transient room nights increased in the quarter, including a rebound at Keystone.  Revenue at our owned hotels and managed condominiums increased 18.3% compared with the prior year, with revenue per available room (“RevPAR”) up 14.7% on a 6.3 point increase in occupancy.  Lodging segment Reported EBITDA was relatively flat as we did not get our typical flow-through in the quarter due, in part, to the timing of bonus accruals and the reinstatement, starting in the second half of last year, of certain benefits and merit increases.  We would anticipate a stronger flow-through for our Lodging business in the second half of this fiscal year.”

Turning to our real estate business, Katz commented, “Real Estate net revenue was significantly higher in the second quarter of fiscal 2011 primarily due to closings at the Ritz-Carlton Residences, Vail.  During the quarter, we sold six units at the Ritz-Carlton, plus another two that closed after quarter end, for a total of 20 whole ownership units sold to date.  Further, we currently have one additional unit under contract.  We have been very pleased with the rate of sales since our initial closings at the Ritz-Carlton and are seeing increasing levels of buyer interest in the project.  At One Ski Hill Place in Breckenridge, we have closed on two additional units since the first quarter, and the project has become the defining centerpiece of the resort in its first season.  While Real Estate Reported EBITDA totaled a loss of ($0.2) million in the quarter, most importantly, net proceeds from sales since the beginning of fiscal 2011 equaled $151.1 million, including those closings that occurred subsequent to quarter end.

Katz added, “Our balance sheet remains in a very strong position. We generated $243.7 million of operating cash flow in the six month period ended January 31, 2011, ending the second quarter of fiscal 2011 with Net Debt at 1.9 times trailing twelve months Total Reported EBITDA, down from 2.6 times in the prior year, and no borrowings under the revolver component of our senior credit facility.  Moreover, we have virtually no principal maturities due on any of our debt until 2014.  We also successfully refinanced our senior credit facility during the second quarter, extending the maturity until 2016 (provided the senior subordinated notes are paid off or refinanced by the end of 2013).”

Mountain Segment
•
Mountain segment net revenue was $318.3 million for the three months ended January 31, 2011 compared to $261.0 million in the same period in the prior year, a 22.0% increase.  Net revenue excluding the acquisition of Northstar-at-Tahoe increased 10.4%.

•	Mountain Reported EBITDA was $127.2 million for the three months ended January 31, 2011 compared to $107.2 million in the same period in the prior year, an 18.7% improvement.

Total Mountain Reported EBITDA includes $1.8 million and $1.3 million of stock-based compensation expense for the three months ended January 31, 2011 and 2010, respectively.

Total Mountain net revenue increased $57.3 million, or 22.0%, for the three months ended January 31, 2011 compared to the three months ended January 31, 2010, which increase includes $30.1 million of revenue from Northstar-at-Tahoe, acquired in October 2010, in the current fiscal year.  Lift revenue increased $25.7 million, or 19.8%, for the three months ended January 31, 2011 compared to the same period in the prior year, due to a $16.9 million, or 21.9%, increase in paid lift revenue and a $8.7 million, or 16.7%, increase in season pass revenue.  A large portion of this increase is attributable to the acquisition of Northstar-at-Tahoe since comparable results for Northstar-at-Tahoe are not included in the same period for the prior year.  Excluding Northstar-at-Tahoe, lift revenue increased $10.7 million, or 8.2%, compared to the same period in the prior year, due to a $6.9 million, or 8.9%, increase in paid lift revenue and a $3.8 million, or 7.3%, increase in season pass revenue.  Total skier visitation was up 22.0% and, excluding Northstar-at-Tahoe, skier visitation was up 8.7% as both the Colorado resorts and the Heavenly resort benefited from significantly above average early season snowfall which, in particular, caused increased pass visits. ETP, excluding season pass holders and Northstar-at-Tahoe, increased $4.56, or 7.3%, due primarily to price increases implemented during the current fiscal year. Total ETP, excluding Northstar-at-Tahoe, declined slightly as the average visitation per season pass holder increased by approximately 11.0%, or approximately one half day per season pass holder.

Ski school revenue increased $7.2 million, or 24.0%, for the three months ended January 31, 2011 compared to the same period in the prior year with the current year benefiting from the acquisition of Northstar-at-Tahoe.  Excluding Northstar-at-Tahoe, ski school revenue increased $3.5 million, or 11.7%, which benefited from the 8.7% increase in skier visitation and a 2.7% increase in yield per skier visit due to higher guest spend. Dining revenue increased $6.6 million, or 33.4%, which also benefited from the acquisition of Northstar-at-Tahoe in the current fiscal year. Excluding Northstar-at-Tahoe, dining revenues increased $2.9 million, or 14.4%, driven by increased skier visitation and a 5.3% increase in yield per skier visit, as well as the addition of two new on-mountain dining venues.

Retail/rental revenue increased $13.3 million, or 21.8%, for the three months ended January 31, 2011 compared to the same period in the prior year which includes $4.5 million of incremental revenue from the acquisition of Northstar-at-Tahoe in the current fiscal year.  Excluding Northstar-at-Tahoe, retail/rental increased $8.8 million, or 14.4%, which was driven primarily by retail sales which were up $8.5 million, or 19.3%.  Included in the overall retail/rental increase was higher revenue at our Colorado Front Range stores and Any Mountain stores (in the San Francisco bay area) which combined increased by 21.0% as compared to the same period in the prior year.  Additionally, our mountain resort stores experienced increased revenues across all resorts due primarily to increased retail sales driven by higher skier visitation.

Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), summer visitation and other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue. For the three months ended January 31, 2011, other revenue increased $4.5 million, or 21.9%, compared to the three months ended January 31, 2010, which includes $3.2 million of incremental revenue from Northstar-at-Tahoe.  Excluding Northstar-at-Tahoe, other revenue increased $1.3 million, or 6.5%, primarily due to an increase in internet advertising and marketing revenue due to the acquisition of Mountain News Corporation in May 2010, partially offset by a decrease in municipal services revenue (primarily transportation services provided on behalf of certain municipalities).

Operating expense increased $37.2 million, or 24.2%, for the three months ended January 31, 2011 compared to the three months ended January 31, 2010, which includes $20.0 million of expenses in the current fiscal quarter associated with Northstar-at-Tahoe. Excluding Northstar-at-Tahoe, operating expense increased $17.2 million, or 11.2%, for the three months ended January 31, 2011 compared to the three months ended January 31, 2010 due in part to higher labor and labor-related benefits which increased $7.5 million, or 13.0%, during the three months ended January 31, 2011 compared to the three months ended January 31, 2010 (excluding Northstar-at-Tahoe in the current year).  Labor and labor related benefits cost in the current year were impacted by the partial reinstatement of the prior year’s wage reduction and our matching component of the 401(k) plan and a more normal level of wage increases, as well as higher employee medical and wellness costs. Additionally, labor costs were impacted by an increase in staffing levels driven by opening ski terrain earlier due to above average early season snowfall, as well as an increase in demand for ancillary services primarily in ski school, dining and retail/rental operations.  Retail cost of sales increased $3.7 million, or 15.4%, excluding Northstar-at-Tahoe, mostly due to an increase in sales volume partially offset by improved gross margins.  Additionally, resort related fees (including Forest Service fees, other resort-related fees, credit card fees and commissions) increased $1.8 million, or 12.3%, excluding Northstar-at-Tahoe, compared to the three months ended January 31, 2010, due to overall increases in revenue upon which those fees are based.  General and administrative expenses increased $2.5 million, or 9.7%, excluding Northstar-at-Tahoe, primarily due to expenses associated with the operations of Mountain News Corporation acquired in May 2010. Other expense increased $1.8 million, or 5.5%, excluding Northstar-at-Tahoe, primarily due to increased food and beverage cost of sales due to an increase in dining revenue and higher fuel and supplies expense.

Lodging Segment
•	Lodging segment net revenue was $44.7 million for the three months ended January 31, 2011 compared to $38.7 million for the same period in the prior year, a 15.6% increase.

•
For the three months ended January 31, 2011, average daily rate (“ADR”) decreased 1.1% and RevPAR increased 14.7% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA was $0.9 million for both the three months ended January 31, 2011 and 2010.

Total Lodging Reported EBITDA includes $0.5 million of stock-based compensation expense for both the three months ended January 31, 2011 and 2010.

Revenue from owned hotel rooms increased $0.9 million, or 10.9%, for the three months ended January 31, 2011 compared to the three months ended January 31, 2010, which was driven by an increase in occupancy of 9.0 percentage points primarily due an increase in transient guest visitation as our Colorado lodging resort properties benefited from an increase in skier visitation at our Colorado ski resorts as discussed in the Mountain segment above.  Revenue from managed condominium rooms increased $2.6 million, or 24.1%, for the three months ended January 31, 2011 compared to the three months ended January 31, 2010, primarily due to the addition of managed condominium rooms in the Lake Tahoe region which generated $1.5 million in revenue and an increase in occupancy from our other managed condominiums of 5.1 percentage points due to higher transient and group guest visitation in conjunction with increased skier visitation.

Dining revenue for the three months ended January 31, 2011 increased $1.0 million, or 23.0%, as compared to the three months ended January 31, 2010, mainly due to increased occupancy and a restaurant that was closed for renovation in the prior year. Transportation revenue for the three months ended January 31, 2011 increased $0.2 million, or 3.1%, as compared to the three months ended January 31, 2010 primarily due to an increase in passengers driven by higher skier visitation. Other revenue increased $1.3 million, or 16.5%, during the three months ended January 31, 2011 compared to the same period in the prior year primarily due to an increase in revenue from managed hotel properties, higher commissions earned from reservations booked through our central reservation system and conference services for our group business.

Operating expense increased $6.1 million, or 16.0%, for the three months ended January 31, 2011 compared to the three months ended January 31, 2010, primarily due to an increase in labor and labor-related benefits of $3.3 million, or 17.9%, primarily due to higher staffing levels associated with increased occupancy and the partial reinstatement of the prior year’s wage reduction and our matching component of the 401(k) plan and a more normal level of wage increases for fiscal 2011. Other expense increased $2.3 million, or 19.3%, primarily due to increased variable operating costs associated with increased occupancy and revenue, including higher food and beverage cost of sales and other operating expense, and an increase in reimbursable costs associated with managed hotel properties.

Resort – Combination of Mountain and Lodging Segments
•	Resort net revenue was $363.0 million for the three months ended January 31, 2011 compared to $299.7 million in the same period in the prior year.

•	Resort Reported EBITDA was $128.1 million for the three months ended January 31, 2011 compared to $108.1 million in the same period in the prior year, an 18.5% improvement.

Real Estate Segment
•	Real Estate segment net revenue was $25.1 million for the three months ended January 31, 2011 compared to $0.9 million in the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $0.2 million for the three months ended January 31, 2011 compared to a negative $6.5 million in the same period in the prior year.

Real Estate Reported EBITDA includes $0.8 million and $1.1 million of stock-based compensation expense for the three months ended January 31, 2011 and 2010, respectively.

Our Real Estate operating revenue is primarily determined by the timing of closings and the mix of real estate sold in any given period.  Different types of projects have different revenue and expense volumes and margins; therefore, as the real estate inventory mix changes it can greatly impact Real Estate segment net revenue, operating expense and Real Estate Reported EBITDA.

Real Estate segment net revenue for the three months ended January 31, 2011 was driven primarily by the closing of six condominium units at The Ritz-Carlton Residences, Vail ($17.4 million of revenue with an average selling price per unit of $2.9 million and an average price per square foot of $1,314). The Ritz-Carlton Residences, Vail average price per square foot is driven by The Ritz-Carlton brand, its premier Lionshead location at the base of Vail, its proximity to the Eagle Bahn gondola and the comprehensive and exclusive amenities related to the project. Additionally, during the three months ended January 31, 2011, we recognized $6.2 million of revenue related to deposits from buyers who defaulted on units under contract at The Ritz-Carlton Residences, Vail and we closed on one condominium unit at One Ski Hill Place ($0.9 million of revenue and an average price per square foot of $1,018).

Operating expense for the three months ended January 31, 2011 included cost of sales of $15.6 million primarily resulting from the closing of six condominium units at The Ritz-Carlton Residences, Vail (average cost per square foot of $1,117) and from the closing of one condominium unit at One Ski Hill Place (average cost per square foot of $837). The cost per square foot for The Ritz-Carlton Residences, Vail is reflective of the high-end features and amenities associated with a Ritz-Carlton project compared to other Vail properties and high construction costs associated with mountain resort development. Additionally, sales commissions of approximately $2.7 million were incurred commensurate with revenue recognized. Other operating expense of $6.8 million (including $0.8 million of stock-based compensation expense) was primarily comprised of general and administrative costs which include marketing expense for the real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor-related benefits and allocated corporate costs.

Real Estate segment net revenue for the three months ended January 31, 2010 primarily included allocated corporate revenue. Operating expense of $7.4 million (including $1.1 million of stock-based compensation expense) was primarily comprised of general and administrative costs which include marketing expense for the real estate projects under development, overhead costs such as labor and labor-related benefits and allocated corporate costs.

Total Performance
•	Total net revenue was $388.1 million for the three months ended January 31, 2011 compared to $300.5 million in the same period in the prior year, a 29.2% increase.

•
Net income attributable to Vail Resorts, Inc. was $54.6 million, or $1.48 per diluted share, for the three months ended January 31, 2011 compared to net income attributable to Vail Resorts, Inc. of $40.7 million, or $1.11 per diluted share, in the same period in the prior year.

Balance Sheet
As of January 31, 2011, the Company had cash and cash equivalents on hand of $97.3 million, Net Debt of 1.9 times trailing twelve months Total Reported EBITDA and no revolver borrowings under a $400 million senior credit facility that has $319.4 million available for borrowing after considering $80.6 million in currently issued letters of credit.  During the quarter, the Company refinanced its $400 million senior credit facility, extending the maturity by four years, to 2016 (provided the senior subordinated notes are repaid or refinanced by the end of 2013).  The Company has virtually no principal maturities due until 2014.

Stock Repurchase Program
The Company did not repurchase any shares of common stock during the three months ended January 31, 2011.

 Calendar Year 2011 Resort Capital Expenditure Plan
The Company currently anticipates it will spend approximately $83 million to $93 million of Resort capital expenditures in calendar 2011, excluding Northstar-at-Tahoe, which includes $40 million to $44 million of “maintenance capital” necessary to maintain the appearance and level of service appropriate to the Company’s resort operations, including routine replacement of snow grooming equipment and rental fleet equipment.  In addition, the Company also plans to invest an additional $28 million to $32 million at Northstar-at-Tahoe, which includes $4 million to $6 million of “maintenance capital”.  Some highlights of the calendar year 2011 capital expenditure plan include a new on-mountain fine dining restaurant at Vail, a new high speed quad chairlift to replace the existing fixed grip lift in the Rose Bowl at Beaver Creek, upgrades and additions of new functionality in a second generation release of the Epic Mix application, further investments in marketing initiatives including customer relationship marketing (CRM) systems, new family programming at Keystone to build on this year’s successful efforts to reestablish Keystone as a premier family mountain, renovations at certain owned Lodging properties, and several new Retail store buildouts.  The highlights for Northstar-at-Tahoe include the addition of a new high speed lift serving expanded terrain and new ski runs adjacent to the existing Backside lift expanding skiable terrain at the resort by 10%, a new 500-seat state-of-the-art on-mountain skier restaurant at the top of the Zephyr Express lift, and enhancements to the base village in conjunction with the introduction of new tenants.  Included in the capital plan for Northstar-at-Tahoe is $2.5 million in information technology spending for the integration and transition of the resort to the systems of Vail Resorts.  All of the proposed capital projects are subject to applicable regulatory approvals.

Commenting on the calendar year 2011 resort capital expenditure announcement, Katz said, “Our operating philosophy is to continually reinvest in our resorts to offer the absolute highest quality experience to our guests, supporting our pricing strategy and creating very high guest loyalty. We are currently receiving the highest guest satisfaction scores in the Company’s history, representing significant increases over last year’s record guest satisfaction performance, and we intend to continue to build upon that success.  Our capital expenditure plan for calendar year 2011 focuses on high-profile, high-return projects that underscore the commitment we have to our guests.”  Katz continued, “We have elected to take an aggressive approach with our first-time investments at Northstar-at-Tahoe.  The resort already offers a comprehensive experience not otherwise found in the North Shore of Lake Tahoe, and we intend to further widen the gap with more family friendly terrain, more grooming and snowmaking, a best-in-class on-mountain dining experience, and a village experience that is far superior to any other destinations in the region.  This will be the first of many steps that will come in future years, as Northstar-at-Tahoe redefines the Lake Tahoe skiing and riding experience.”

Season-to-Date Metrics through March 6, 2011
The Company is providing an update on the ski season metrics for the comparative periods from the beginning of the ski season through Sunday, March 6, 2011, and for the similar prior year period through Sunday, March 7, 2010, which includes interim period data and is subject to fiscal third quarter end review and adjustments.

•
Season-to-date total lift ticket revenue at the Company’s six mountain resort properties, adjusted as if Northstar-at-Tahoe (acquired in October 2010) was owned in both periods and including an allocated portion of season pass revenue for each applicable period, was up approximately 7.5% through March 6, 2011, compared to the prior year season to date period ended March 7, 2010.

•
Season-to-date total skier visits for the Company’s six mountain resort properties, adjusted as if Northstar-at-Tahoe was owned in both periods, were up approximately 4.4% through March 6, 2011, compared to the prior year season to date period ended March 7, 2010.

•
Season-to-date ancillary spending at the Company’s six mountain resort properties, adjusted as if Northstar-at-Tahoe was owned in both periods, increased significantly, with revenue from ski school up 10.4%, dining up 8.7%, and retail/rental up 10.8% through March 6, 2011, compared to the prior year season to date period ended March 7, 2010.

Commenting on the ski season-to-date metrics, Rob Katz said, “Our ski season-to-date metrics continue to show solid growth in skier visits and strong guest spending trends, even as the comparisons to the prior ski season are getting more challenging.  We had expected the rate of growth to slow as the season progressed, and are pleased with the trends, especially in ancillary spending.  In addition, our lodging bookings through our central reservations and directly at our owned and managed properties continue to track ahead of last year’s levels.”

Outlook
 Commenting on the Company’s outlook for the remainder of fiscal 2011, Katz said, “While we are experiencing a number of favorable operating trends this year, with the momentum extending into the third quarter, we are maintaining the guidance issued on December 7, 2010 as it takes into consideration the strong performance we saw in the spring break and Easter period in 2010, as well as the unusually late Easter this year, which falls on April 24, 2011.  Our guidance calls for Resort Reported EBITDA in a range of $211-$221 million, representing a 13-19% increase over fiscal 2010 and Real Estate Reported  EBITDA to be in a range of (-$10) million to breakeven.

The following table reflects the forecasted guidance range for our fiscal year ending July 31, 2011, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2011.
	Fiscal 2011 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2011

	Low End Range	High End Range

Mountain Reported EBITDA (1)	$203,000	$213,000
Lodging Reported EBITDA (2)	6,000	12,000

Resort Reported EBITDA (3)	211,000	221,000
Real Estate Reported EBITDA (4)	(10,000)	--

Total Reported EBITDA	201,000	221,000
Depreciation and amortization	(115,750)	(117,250)
Loss on disposal of fixed assets, net	(500)	(1,275)
Investment income	1,200	1,200
Interest expense, net	(35,000)	(36,000)

Income before provision for income taxes	50,950	67,675
Provision for income taxes	(18,991)	(25,716)

Net income	31,959	41,959
Net loss attributable to noncontrolling interests	41	41

Net income attributable to Vail Resorts, Inc.	$32,000	$42,000

(1)	Mountain Reported EBITDA includes approximately $7 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $3 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly and Northstar-at-Tahoe ski resorts in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce;
willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.
***

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2011	2010

Net revenue:
Mountain	$318,277	$260,978
Lodging	44,720	38,676
Real estate	25,147	870

Total net revenue	388,144	300,524
Segment operating expense:
Mountain	191,224	154,018
Lodging	43,839	37,788
Real estate	25,344	7,417

Total segment operating expense	260,407	199,223
Other operating (expense) income:
Depreciation and amortization	(30,276)	(27,772)
(Loss) gain on disposal of fixed assets, net	(400)	12

Income from operations	97,061	73,541
Mountain equity investment income, net	138	207
Investment income	226	192
Interest expense, net	(8,659)	(4,148)
Income before provision for income taxes	88,766	69,792
Provision for income taxes	(34,209)	(24,713)

Net income	54,557	45,079
Net income attributable to noncontrolling interests	(6)	(4,389)

Net income attributable to Vail Resorts, Inc.	$54,551	$40,690

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$1.52	$1.12

Diluted net income per share attributable to Vail Resorts, Inc.	$1.48	$1.11

Weighted average shares outstanding:
Basic	35,991	36,245

Diluted	36,798	36,754

Other Data (unaudited):
Mountain Reported EBITDA	$127,191	$107,167
Lodging Reported EBITDA	$881	$888
Resort Reported EBITDA	$128,072	$108,055
Real Estate Reported EBITDA	$(197)	$(6,547)

Total Reported EBITDA	$127,875	$101,508

Mountain stock-based compensation	$1,805	$1,277
Lodging stock-based compensation	$525	$496
Resort stock-based compensation	$2,330	$1,773
Real Estate stock-based compensation	$820	$1,131

Total stock-based compensation	$3,150	$2,904

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	January 31,
	2011	2010

Net revenue:
Mountain	$359,056	$300,182
Lodging	89,098	80,031
Real estate	174,408	1,075

Total net revenue	622,562	381,288
Segment operating expense:
Mountain	274,360	230,486
Lodging	86,674	80,411
Real estate	170,407	12,594

Total segment operating expense	531,441	323,491
Other operating (expense) income:
Depreciation and amortization	(58,008)	(54,956)
Gain on sale of real property	--	6,087
Loss on disposal of fixed assets, net	(308)	(101)

Income from operations	32,805	8,827
Mountain equity investment income, net	918	461
Investment income	464	422
Interest expense, net	(16,595)	(8,983)
Income before (provision) benefit for income taxes	17,592	727
(Provision) benefit for income taxes	(6,095)	841

Net income	11,497	1,568
Net loss (income) attributable to noncontrolling interests	31	(2,051)

Net income (loss) attributable to Vail Resorts, Inc.	$11,528	$(483)

Per share amounts:
Basic net income (loss) per share attributable to Vail Resorts, Inc.	$0.32	$(0.01)

Diluted net income (loss) per share attributable to Vail Resorts, Inc.	$0.31	$(0.01)

Weighted average shares outstanding:
Basic	35,964	36,223

Diluted	36,637	36,223

Other Data (unaudited):
Mountain Reported EBITDA	$85,614	$70,157
Lodging Reported EBITDA	$2,424	$(380)
Resort Reported EBITDA	$88,038	$69,777
Real Estate Reported EBITDA	$4,001	$(5,432)

Total Reported EBITDA	$92,039	$64,345

Mountain stock-based compensation	$3,756	$2,850
Lodging stock-based compensation	$1,082	$1,013
Resort stock-based compensation	$4,838	$3,863
Real Estate stock-based compensation	$1,611	$2,505

Total stock-based compensation	$6,449	$6,368

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage		Six Months Ended		Percentage
	January 31,		Increase		January 31,		Increase
	2011	2010	(Decrease)		2011	2010	(Decrease)

Net Mountain revenue:
Lift tickets	$155,173	$129,517	19.8%		$155,173	$129,517	19.8%
Ski school	37,296	30,069	24.0%		37,296	30,069	24.0%
Dining	26,405	19,789	33.4%		30,512	23,257	31.2%
Retail/rental	74,320	61,026	21.8%		96,373	82,564	16.7%
Other	25,083	20,577	21.9%		39,702	34,775	14.2%

Total Mountain net revenue	$318,277	$260,978	22.0%		$359,056	$300,182	19.6%

Mountain operating expense:
Labor and labor-related benefits	$72,438	$57,859	25.2%		$97,120	$81,243	19.5%
Retail cost of sales	28,983	23,731	22.1%		41,641	36,294	14.7%
Resort related fees	16,812	14,381	16.9%		17,636	15,106	16.7%
General and administrative	31,657	26,043	21.6%		55,846	46,570	19.9%
Other	41,334	32,004	29.2%		62,117	51,273	21.1%

Total Mountain operating expense	$191,224	$154,018	24.2%		$274,360	$230,486	19.0%

Mountain equity investment income, net	138	207	(33.3	) %	918	461	99.1%

Total Mountain Reported EBITDA	$127,191	$107,167	18.7%		$85,614	$70,157	22.0%

	Three Months Ended		Percentage		Six Months Ended		Percentage
	January 31,		Increase		January 31,		Increase
	2011	2010	(Decrease)		2011	2010	(Decrease)

Skier Visits
Visits (excluding Northstar-at-Tahoe)	3,025	2,782	8.7%		3,025	2,782	8.7%
Northstar-at-Tahoe	370	--	--		370	--	--

Total Skier Visits	3,395	2,782	22.0%		3,395	2,782	22.0%

Effective Ticket Price	$45.71	$46.56	(1.8	) %	$45.71	$46.56	(1.8	) %

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage		Six Months Ended		Percentage
	January 31,		Increase		January 31,		Increase
	2011	2010	(Decrease)		2011	2010	(Decrease)

Lodging net revenue:
Owned hotel rooms	$9,188	$8,286	10.9%		$20,940	$19,282	8.6%
Managed condominium rooms	13,421	10,819	24.1%		18,177	15,229	19.4%
Dining	5,560	4,522	23.0%		15,516	13,468	15.2%
Transportation	7,570	7,341	3.1%		9,213	8,974	2.7%
Golf	--	--	--		7,090	6,823	3.9%
Other	8,981	7,708	16.5%		18,162	16,255	11.7%

Total Lodging net revenue	$44,720	$38,676	15.6%		$89,098	$80,031	11.3%

Lodging operating expense
Labor and labor-related benefits	$21,745	$18,449	17.9%		$43,611	$38,824	12.3%
General and administrative	8,158	7,653	6.6%		15,230	14,631	4.1%
Other	13,936	11,686	19.3%		27,833	26,956	3.2%

Total Lodging operating expense	$43,839	$37,788	16.0%		$86,674	$80,411	7.8%

Total Lodging Reported EBITDA	$881	$888	(0.8	) %	$2,424	$(380)	737.9%

Owned hotel statistics:
ADR	$201.96	$205.85	(1.9	) %	$188.85	$187.90	0.5%
RevPAR	$119.75	$103.50	15.7%		$112.62	$94.98	18.6%

Managed condominium statistics:
ADR	$333.07	$336.13	(0.9	) %	$284.49	$286.90	(0.8	) %
RevPAR	$129.22	$113.13	14.2%		$83.08	$69.91	18.8%

Owned hotel and managed condominium statistics (combined):
ADR	$277.75	$280.84	(1.1	) %	$232.10	$231.42	0.3%
RevPAR	$126.16	$109.95	14.7%		$94.08	$79.45	18.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2011	2010

Real estate held for sale and investment	$281,699	$414,501
Total Vail Resorts, Inc. stockholders' equity	$806,439	$770,188

Long-term debt	$495,049	$489,865
Long-term debt due within one year	2,708	1,870

Total debt	497,757	491,735
Less: cash and cash equivalents	97,251	58,008

Net debt	$400,506	$433,727

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income (loss) attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2011 and 2010.
	(In thousands)
	(Unaudited)
	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2011	2010	2011	2010

Mountain Reported EBITDA	$127,191	$107,167	$85,614	$70,157
Lodging Reported EBITDA	881	888	2,424	(380)

Resort Reported EBITDA*	128,072	108,055	88,038	69,777
Real Estate Reported EBITDA	(197)	(6,547)	4,001	(5,432)

Total Reported EBITDA	127,875	101,508	92,039	64,345
Depreciation and amortization	(30,276)	(27,772)	(58,008)	(54,956)
(Loss) gain on disposal of fixed assets, net	(400)	12	(308)	(101)
Investment income	226	192	464	422
Interest expense, net	(8,659)	(4,148)	(16,595)	(8,983)
Income before (provision) benefit for income taxes	88,766	69,792	17,592	727
(Provision) benefit for income taxes	(34,209)	(24,713)	(6,095)	841

Net income	54,557	45,079	11,497	1,568
Net (income) loss attributable to noncontrolling interests	(6)	(4,389)	31	(2,051)

Net income (loss) attributable to Vail Resorts, Inc.	$54,551	$40,690	$11,528	$(483)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2011.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2011.

(In thousands)
(Unaudited)
Twelve
Months Ended
January 31,
2011

Mountain Reported EBITDA	$199,493
Lodging Reported EBITDA	5,196

Resort Reported EBITDA*	204,689
Real Estate Reported EBITDA	5,125

Total Reported EBITDA	209,814
Depreciation and amortization	(113,690)
Loss on disposal of fixed assets, net	(822)
Investment income	487
Interest expense, net	(25,127)

Income before provision for income taxes	70,662
Provision for income taxes	(24,958)

Net income	$45,704
Net income attributable to noncontrolling interests	(3,308)

Net income attributable to Vail Resorts, Inc	$42,396

* Resort represents the sum of Mountain and Lodging
	(In thousands)
	(Unaudited)
	As of January 31, 2011

Long-term debt	$495,049
Long-term debt due within one year	2,708

Total debt	497,757
Less: cash and cash equivalents	97,251

Net debt	$400,506

Net debt to Total Reported EBITDA	1.9	x